EXHIBIT 12

Statement Regarding Computation of Ratios

The following formulas were used to calculate the ratios in the Selected Financial Data for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, included in this report as Exhibit 13.

(Calculation)

Net Income/Weighted average shares of common stock outstanding for the period = Earnings Per Share.

	December 31,
	2004	2003	2002	2001	2000
Net income	$3,419,408	$3,208,820	$3,217,544	$2,944,565	$3,282,921
Weighted Average Shares Outstanding	662,415	676,380	687,216	696,674	704,498
Per Share Amount	$5.16	$4.75	$4.68	$4.23	$4.66

Cash dividends/Weighted Average Shares Outstanding = Cash dividends declared Per share

	December 31,
	2004	2003	2002	2001	2000
Cash dividends	$1,291,144	$1,240,872	$1,200,309	$1,113,627	$1,020,487
Weighted Average shares outstanding	662,415	676,380	687,216	696,674	704,498
Per Share Amount	$1.95	$1.85	$1.75	$1.60	$1.45

Shareholders’ Equity/Shares Outstanding at period end = Book Value per share

	December 31,
	2004	2003	2002	2001	2000
Shareholders’ Equity	$35,358,934	$34,061,554	$34,203,659	$33,037,452	$31,741,165
Shares outstanding	657,486	664,788	683,660	693,287	702,548
Per Share Amount	$53.78	$51.24	$50.03	$47.65	$45.18

Net Income/Average Assets = Return on Average Assets

	(In Thousands) December 31,
	2004	2003	2002	2001	2000
Net Income	$3,419	$3,209	$3,218	$2,945	$3,283
Average Assets	$288,574	$284,725	$280,598	$268,265	$250,577
Return on Average Assets	1.18%	1.13%	1.15%	1.10%	1.31%

Net Income/Average Shareholders’ equity = Return on Average Equity

	(In Thousands) December 31,
	2004	2003	2002	2001	2000
Net Income	$3,419	$3,209	$3,218	$2,945	$3,283
Average
Shareholders’ Equity	$33,333	$32,838	$31,868	$31,534	$29,893
Return on Average Equity	10.26%	9.77%	10.10%	9.34%	10.98%

Cash dividends per share/ Net income per share = Dividends Payout Ratio

	December 31,
	2004	2003	2002	2001	2000
Cash dividends per share	$1.95	$1.85	$1.75	$1.60	$1.45
Net income per share	$5.16	$4.75	$4.68	$4.23	$4.66
Dividend Payout Ratio	37.79%	38.95%	37.31%	37.83%	31.12%

Average Equity/Average Assets = Average Equity To Average Assets

	(In thousands) December 31,
	2004	2003	2002	2001	2000
Average Shareholders’ Equity	$33,333	$32,838	$31,868	$31,534	$29,893
Average Assets	$288,574	$284,725	$280,598	$268,265	$250,577
Average Equity to Average Assets	11.55%	11.53%	11.36%	11.75%	11.93%

Loans/Total deposits = Loan to Deposit Ratio

	(In thousands) December 31,
	2004	2003	2002	2001	2000
Total loans	$217,173	$201,697	$175,157	$152,158	$151,800
Total deposits	$247,349	$241,724	$239,039	$237,971	$219,168
Loan to Deposit Ratio	87.8%	83.44%	73.28%	63.94%	69.26%

Allowance for Loan Loss/Total Loan = Allowance To Total Loan Ratio

	(In thousands) December 31,
	2004	2003	2002	2001	2000
Allowance	$2,646	$2,702	$2,326	$2,261	$2,359
Total loans	$217,173	$201,697	$175,157	$152,158	$151,800
Allowance to total Loan ratio	1.22%	1.34%	1.33%	1.49%	1.55%